UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 24, 2004

COMMISSION FILE NO. 0-25842

Gas Transmission Northwest Corporation

(Exact name of registrant as specified in its charter)

California	94-1512922
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1400 SW Fifth Avenue, Suite 900, Portland, OR	97201
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (503) 833-4000

Item 5. Other Events

Execution of Stock Purchase Agreement –

On February 24, 2004, National Energy & Gas Transmission, Inc. (as debtor-in-possession (“NEGT”)) and its wholly owned subsidiaries Gas Transmission Corporation and GTN Holdings, LLC executed a Stock Purchase Agreement to sell 100 percent of the common stock of Gas Transmission Northwest Corporation (the “Company”) to TransCanada Corporation, TransCanada PipeLine USA Ltd. and TransCanada American Investments Ltd. (collectively, the “Prospective Buyers”). The proposed purchase price is $1.203 billion in cash, plus the assumption of $500 million of debt (which represents all of the outstanding long-term debt of the Company), subject to certain adjustments as provided in the Stock Purchase Agreement.

The Stock Purchase Agreement was entered into within the context of the restructuring of the NEGT’s ongoing bankruptcy proceeding in the U.S. Bankruptcy Court for the District of Maryland, Greenbelt Division (Bankruptcy Court) (Case No. 03-30459). It contemplates the issuance by the Bankruptcy Court of a bidding procedures order pursuant to which qualified bidders have an opportunity to submit a qualifying competing bid in a formal bankruptcy auction in which NEGT will continue to seek higher or otherwise better offers for the Company. The Stock Purchase Agreement grants the Prospective Buyers customary “stalking horse” protections, to be approved by the Bankruptcy Court in the bidding procedures order. The Stock Purchase Agreement also contemplates the issuance by the Bankruptcy Court, following the auction, of an order approving the sale, pursuant to section 363 of the Bankruptcy Code. In addition to such approval by the Bankruptcy Court, the closing of the transaction is subject to certain other regulatory approvals.

The information in this Current Report on Form 8-K, including this discussion and analysis, contains forward-looking statements that are necessarily subject to various risks and uncertainties. Use of words like “anticipate,” “estimate,” “intend,” “project,” “plan,” “expect,” “will,” “believe,” “could,” and similar expressions help identify forward-looking statements. These statements are based on current expectations and assumptions which management believes are reasonable and on information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements. Although management believes that the expectations reflected in the forward looking statements are reasonable, future results, events, levels of activity, performance, or achievements cannot be guaranteed. Although management is not able to predict all the factors that may affect future results, some of the factors that could cause future results to differ materially from those expressed or implied by the forward-looking statements are described in greater detail in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

GAS TRANSMISSION NORTHWEST CORPORATION

February 24, 2004	By: /s/ Thomas E. Legro
Thomas E. Legro
Vice President and Controller